Exhibit 23.5

C G Singer	T +44 1737 241144
Consulting Actuary	D +44 1737 274192
F +44 1737 241496

Watson House	colin.singer@towerswatson.com
London Road	towerswatson.com
Reigate
Surrey RH2 9PQ
UK

17 July 2014

The Board of Directors

HSBC Holdings plc

I, C G Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the Annual Report on Form 20-F for the year ended December 31, 2013 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Post-effective Amendment No. 2 to the Company’s Registration Statement on Form F-3 (File No. 333-180288) to be filed on or about August 1, 2014.

Sincerely,

/s/ C G Singer

C G Singer
Fellow of the Institute and Faculty of Actuaries

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